Exhibit 99

For Immediate Release                                                                                     Contact:
August 29, 2006                                                                                                          Lottomatica (Italy)
Mario Pellegatta
Matteo Cidda
Ad Hoc Communications
39-027-606-741

Lottomatica (U.S.)
Mark Semer or
Jeremy Fielding
Kekst and Company
1-212-521-4800

GTECH
Robert K. Vincent
Public Affairs
1-401-392-7452

LOTTOMATICA S.P.A. COMPLETES ACQUISITION

OF GTECH HOLDINGS CORPORATION

ROME, ITALY and WEST GREENWICH, RHODE ISLAND, USA — (August 29, 2006) — Lottomatica S.p.A. (MIL: LTO) and GTECH Holdings Corporation today announced that all the conditions in the merger agreement were satisfied and Lottomatica has completed its previously announced acquisition of GTECH. The amount paid is equal to $35.00 per share, in cash, for a total equity consideration of approximately $4.7 billion on a fully diluted basis. The common stock of GTECH will cease trading on the New York Stock Exchange as a result of the completion of the acquisition.

The combination of Lottomatica, the exclusive license holder and operator of Italy’s Lotto, one of the world’s largest lotteries, and GTECH, a leading gaming and technology services company, creates one of the world’s leading gaming solutions providers, with significant global market presence and the broadest portfolio of lottery technology, services, and content solutions. The combined company has operations in over 50 countries worldwide and approximately 6,300 employees.

W. Bruce Turner, President and Chief Executive Officer of GTECH, said: “We are pleased to complete this exciting transaction. By combining the two entities, we have created a vertically-integrated gaming operations and technology solutions company with comprehensive product offerings, superior client service, unsurpassed operations experience and capabilities and considerable financial strength. Since announcing the transaction in January we have spent a great deal of time in talking with our clients and shareholders, and we are gratified by the support we have received.”

Lorenzo Pellicioli, Chairman of Lottomatica, stated: “The acquisition of GTECH represents a fundamental step forward for our company which, with its new structure, will be able to compete on a worldwide basis and obtain important results. Now - added Pellicioli - we must meet challenges ever more ambitious, but we have all the necessary capabilities to create value for the company and its shareholders.”

Marco Drago, Chairman of De Agostini, controlling shareholder of Lottomatica, underlined that: “We are extremely proud of the success of this operation which I consider to be strategic for the future of the company; with the acquisition of GTECH, which enables Lottomatica to become a global player, the De Agostini group has strengthened its position, continuing in its strategy of growth and investments with a view to furthering international development.”

Former GTECH stockholders with stock certificates will receive notice in the mail regarding the process to surrender their shares for the merger consideration. Former GTECH stockholders whose shares were held through banks or brokers will receive information about their holdings from those institutions.

Lottomatica’s financial advisor with respect to this transaction is Credit Suisse First Boston (Europe) Limited, and its legal counsel are Dewey Ballantine LLP, Saiber Schlesinger Satz & Goldstein, LLC and Bonelli Erede Pappalardo. GTECH’s financial advisor is Citigroup Global Markets, and its legal counsel are Cravath, Swaine & Moore LLP and Edwards Angell Palmer and Dodge LLP.

About Lottomatica S.p.A.

Lottomatica S.p.A. operates one of the largest lotteries in the world, the Italian “Lotto,” and is the market leader in the Italian gaming industry. Lottomatica has a network of approximately 77,000 points of sales through its main business segments - lotteries, sports games and betting, gaming machines and commercial services. The company, headquartered in Rome, has revenues of approximately €583 million in 2005, over 1,000 employees and is publicly traded on the Milan stock market (LTO). It is controlled by De Agostini S.p.A. which owns 56% of the company’s share capital. For more information about the company, please visit Lottomatica’s website at http://www.gruppolottomatica.it.

About GTECH Holdings Corporation

GTECH is a leading gaming technology and services company. With more than $1.3 billion in annual revenues and 5,300 people in over 50 countries, GTECH provides integrated technology, creative content, and business services to effectively manage and grow today's evolving gaming markets. In targeted emerging economies, GTECH also leverages its operational presence and infrastructure to supply commercial transaction processing services. For more information about the Company, please visit GTECH's website at http://www.gtech.com.

Forward-Looking Statements

All statements in this release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements.